Exhibit 99.1

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS, AND ISSUER PURCHASES OF EQUITY SECURITIES
Market Information
As of February 28, 2013, we had approximately 12.7 million shares of common stock outstanding held of record by a total of approximately 10,597 stockholders. The number of stockholders is based on the records of DST Systems, Inc., who serves as our registrar and transfer agent. There is no established public trading market for our common stock. Under our charter, certain restrictions are imposed on the ownership and transfer of our shares.
To assist FINRA members who participated in our public offerings of common stock fulfill their obligations under FINRA rules relating to customer account statements, we disclose in each annual report distributed to stockholders a per-share estimated value of our common stock, the method by which it was developed, and the date of the data used to develop the estimated value. In addition, our advisor prepares annual statements of estimated share values to assist both fiduciaries of retirement plans subject to the annual reporting requirements of ERISA and custodians of IRAs in the preparation of their reports relating to an investment in our shares. On December 14, 2012, we announced an estimated per-share value of our common stock of $16.40 per share, calculated as of September 30, 2012. The valuation methodology used is described below.

Estimated Per-Share Valuation Methodology

Summary:

In arriving at this estimate, which was determined as of September 30, 2012, we engaged (i) American Forest Management, Inc., a third-party forest consulting and certified timber valuation firm (“AFM”), to appraise our timber assets, which include timber, timberland and intangible lease assets, and (ii) Bennett Thrasher PC, an independent certified public accounting and consulting firm (“Bennett Thrasher”), to estimate the fair value of our non-timber assets and liabilities and preferred equity, and to use those estimates along with AFM's appraisal of our timber assets to calculate an estimated fair value of the shares of our common stock, including those shares issued to our stockholders as stock dividends.

The engagements of AFM and Bennett Thrasher were approved by our board of directors. AFM and Bennett Thrasher's analyses, opinions, and conclusions were developed in conformity with the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the American Society of Farm Managers and Rural Appraisers and in conformity with the Uniform Standards of Professional Appraisal Practice. Our board of directors and our advisor reviewed these analyses, opinions, and conclusions.

AFM and Bennett Thrasher worked with our advisor and our board of directors to gather information regarding our assets and liabilities. On December 6, 2012, Bennett Thrasher delivered a final report to our advisor, who shared the report with our board of directors. At a subsequent meeting of our board of directors, the advisor presented the report and recommended an estimated per-share value of our common stock. Our board of directors considered all information provided in light of its own extensive familiarity with our assets and liabilities and unanimously agreed upon an estimated value of our common stock of $16.40 per share, which is consistent with both the advisor's recommendation and Bennett Thrasher's estimate.

The estimated per-share value of our common stock was calculated by aggregating the fair values of our assets, subtracting the fair values of our liabilities and preferred equity, and dividing the total by the number of our common shares outstanding, including those shares issued to our stockholders as stock dividends, all as of September 30, 2012. Stock dividends issued to our stockholders had a dilutive impact on our estimated per-share value of $0.63 per share. The potential dilutive effect of our common stock options does not impact the estimated per-share value. The estimated common stock value is the same as our net asset value less the then-current fair value of our preferred equity. It does not reflect "enterprise value," which may include a premium for our rights under the Advisory Agreement and our potential ability to secure the services of a management team on a long-term basis.

Our key objectives are to arrive at an estimated per-share value of our common stock that is supported by methodologies and assumptions that are appropriate based on the current circumstances and calculated using processes and procedures that may be repeated in future periods. We believe that this approach comports with industry-standard valuation methodologies used for nontraded real estate companies.

Details:

As of September 30, 2012, the estimated per-share value of our common stock was calculated as follows:

Timber assets	$29.25	(1)
Debt	(10.45)	(2)
Preferred equity	(3.10)	(3)
Other non-timber assets and liabilities, net	0.70	(4)
Estimated net asset value per-share of common stock	$16.40
Estimated enterprise value premium	None assumed
Total estimated value per-share of common stock	$16.40

(1)
Our timber assets were appraised using valuation methods that we believe are typically used by investors for similar timberland properties, including (i) comparison with sales of similar properties, (ii) determination of the market costs of the property's distinct components, and (iii) 25-year discounted cash flow models. All three approaches were used to arrive at the final value conclusion. Using this methodology, the appraised value of our timber assets reflects an overall decline from original purchase price, exclusive of acquisition costs and adjusted for post-acquisition capital investments and dispositions, of 10.3%. This decline was due to a decrease in merchantable timber on leased timberland (see below for more information regarding use of funds generated from these leased timberland tracts), offset by a modest increase in the value of our fee-interest timberland. We believe that the assumptions employed in the valuation are within the ranges used for similar timberland properties and held by investors with similar expectations to our investors.

The following are the key assumptions that are used in the discounted cash flow models to estimate the value of our timber assets:

Discount rate	5.51%
Annual price appreciation:
Inflation (all costs)	0.00%
Bare land	0.50%
Pulpwood*	0.26%
Sawtimber*	0.40%
Recreational lease rates	1.00%
Holding period	25 years
* Represents weighted-average rates based on volumes, as calculated.

While we believe these assumptions are reasonable, a change in these assumptions would impact the calculation of the value of our timber assets. For example, assuming all other factors remain unchanged, a change in the annual discount rate of 0.25% would yield a change in our total timber asset value of 1.13%.

(2)
The fair values of our debt instruments were estimated using discounted cash flow models, which incorporate assumptions based on certain quantitative and qualitative factors that we believe reflect the terms currently available on similar borrowing arrangements to borrowers with credit profiles similar to us. The fair value of our debt as of September 30, 2012 is estimated to equal its book value.

(3)
The fair value of the preferred equity was estimated using discounted cash flow models, which incorporate assumptions that we believe reflect the terms currently available on similar arrangements to companies with credit profiles similar to us. The preferred stock currently accrues dividends at an annual rate of 1.0%. If we were liquidated or dissolved, the preferred stock will be redeemed at the original issuance price of $1,000 per share plus any accrued but unpaid dividends (the “Preferred Equity Book Value”) before any payment may be made to the holders of our common stock. Furthermore, we may redeem our preferred stock at the Preferred Equity Book Value any time at the discretion of our board of directors. As of September 30, 2012, the Preferred Equity Book Value of the preferred stock represented approximately $3.82 per share of common stock.

(4)	The fair values of our non-timber assets and liabilities were estimated to materially reflect book value given their typically short-term (less than one year) settlement periods.

The estimated per-share value of our common stock as of September 30, 2012 ($16.40) has been adversely affected by:

▪	the economic downturn experienced over the last four years and its impact on:

◦	capital markets, including the disruption of flow of both equity and debt capital into similar investments; and

◦	timber and timberland markets, including the tepid outlook on housing and lumber pricing expectations.

▪	the carrying costs related to our debt capital, which was higher than originally anticipated largely due to the lack of equity capital raised by us during the economic downturn; and

▪	a decrease in merchantable timber on our leased timberland due to harvesting, from which net timber sales revenues were primarily used to fund carrying costs on our debt capital.

Wells TIMO and our board of directors elected to undertake two initiatives that positively affected the estimated per-share value of our common stock. In January 2012, Wells TIMO made the decision to forgo over $27 million in advisory fees. In addition, in May 2011, Wells REF, our advisor's parent company, agreed to a decrease in the annual dividend rate on the $37 million of preferred equity it held from 8.5% to 1.0% and our board of directors has not authorized payment of these dividends — allowing the capital to remain in the business.

We generally plan to update the estimated per-share value of its common stock on an annual basis.

Limitations and Risks

As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may not be accurate or complete (see footnotes in "Estimated Per-Share Valuation Methodology" section above).  Different parties with different assumptions and estimates could derive a different estimated per-share value.  Accordingly, with respect to our estimated per-share value, we can provide no assurance that:

▪	a stockholder would be able to realize this estimated value per share upon attempting to resell his or her shares;

▪
we would be able to achieve, for our stockholders, the estimated per-share value, upon a listing of our shares of common stock on a national securities exchange, selling our timber portfolio, or merging with another company; or

▪
the estimated per-share value, or the methodologies relied upon to estimate the per-share value, will be found by any regulatory authority to comply with FINRA, ERISA, or any other regulatory requirements.

Furthermore, the estimated value of our shares of common stock was calculated as of a particular point in time. The value of our common stock will fluctuate over time in response to, among other things, changes in timber and timberland market fundamentals, capital market activities, and attributes specific to the timberland and supply agreements within our portfolio.

Offerings of Common Stock

On August 11, 2006, we commenced our initial public offering (the “Initial Public Offering”) of up to 34.0 million shares of common stock, of which 30.0 million shares were offered in the primary offering for $25.00 per share and 4.0 million shares were reserved for issuance through the DRP. We terminated the Initial Public Offering on August 11, 2009. We raised gross offering proceeds of approximately $174.9 million from the sale of approximately 7.0 million shares under the Initial Public Offering.

On August 6, 2009, we commenced our follow-on offering (the “Follow-On Offering”) of up to 88.4 million shares of common stock, of which 80.0 million shares were offered in a primary offering for $25.00 per share and 8.4 million shares of common stock were reserved for issuance through our DRP. Effective December 31, 2011, we ceased offering shares for sale under the Follow-On Offering. From January 1, 2012 to February 13, 2012, we accepted $4.1 million of additional gross offering proceeds from the sale of approximately 0.4 million additional shares under the Follow-On Offering, which sales were agreed to by the investor on or before December 31, 2011. On March 15, 2012, we withdrew from registration the unsold primary offering shares. We raised gross offering proceeds of approximately $123.8 million from the sale of approximately 5.0 million shares under the Follow-On Offering.

In addition to the Initial Public Offering and the Follow-On Offering (collectively, the "Public Offerings"), we also offered up to approximately 4.6 million shares of our common stock to non-U.S. persons in a private placement, of which approximately 4.2 million shares were offered in a primary offering at $9.65 per share and up to approximately 0.4 million shares were reserved for issuance through an unregistered DRP (the “2010 German Offering”). The 2010 German Offering expired on August 6, 2011 and we raised approximately $8.5 million from the sale of approximately 0.4 million shares in the 2010 German Offering.

We raised gross offering proceeds from the sale of common stock under the Public Offerings and the 2010 German Offering (collectively, the "Offerings") of approximately $307.2 million. After deductions for payments of selling commissions and dealer-manager fees of approximately $24.7 million, other organization and offering expenses of approximately $1.4 million, approximately $0.4 million in placement and structuring agent fees, and common stock redemptions of approximately $2.6 million under the SRP, we had received aggregate net offering proceeds of approximately $278.1 million, which was used to partially fund the Mahrt Timberland acquisition, service acquisition-related debt, redeem shares of its preferred stock, and fund accrued dividends on redeemed shares of preferred stock.
The percentage of the cost of raising capital under our Public Offerings to the amount of capital raised was 9.3%.

Distributions

The terms of our credit agreements prohibit us from declaring, setting aside funds for, or paying any dividend, distribution, or other payment to our stockholders other than as required to maintain our REIT qualification if our loan-to-collateral ratio is greater than or equal to 40%. The loan-to-collateral ratio (the "LTV Ratio") is expressed as a percentage of (a) the outstanding amount of all loans outstanding, less certain amounts permitted to be set aside under the terms of our credit agreements, for working capital and other purposes and any cash balances accumulated to fund distributions or any future acquisitions, to (b) the value of the timberland assets, as determined in accordance with our credit agreements. So long as our LTV Ratio remains below 40% and we maintain a minimum fixed-charge coverage ratio, as defined, of 1.05:1:00, we may declare, set aside funds for, pay dividends or distributions, or make other payments to our stockholders from future operating cash flows on a discretionary basis. The amount of distributions that we pay to our common stockholders will be determined by our board of directors and is dependent upon a number of factors, including the funds available for distribution to common stockholders, our financial condition, our capital expenditure requirements, our expectations of future sources of liquidity, and the annual distribution requirements necessary to maintain our status as a REIT under the Code.

Redemptions of Common Stock

Our board of directors adopted a share redemption plan, or SRP, as amended and restated, that allows stockholders who hold their shares for more than one year to sell their shares back to us, subject to certain limitations and penalties. Redemptions sought within two years of the death, qualifying disability, or qualification for federal assistance for confinement to a long-term care facility of a stockholder ("Qualified Special Redemptions") do not require a one-year holding period. Shares redeemed under the SRP, other than Qualified Special Redemptions, are limited to the lesser of (i) the sum of net proceeds received from the sale of shares through the DRP plus any additional amounts reserved for redemptions by our board of directors, or (ii) in any calendar year, 5% of the weighted-average common shares outstanding during the preceding year. Qualified Special Redemptions are limited to the sum of net proceeds received from the sale of shares through the DRP plus any additional amounts reserved for redemptions by our board of directors. To date, we have not received proceeds from the sale of shares through the DRP, as we have not made cash distributions to our stockholders. Our board of directors has approved a monthly, non-cumulative reserve of $150,000 to fund Qualified Special Redemptions. This reserve is currently funded by operating cash flows. However, we may borrow to fund future Qualified Special Redemptions. To the extent we do not receive proceeds from the sale shares of our common stock through the DRP, we may not be able to redeem shares through the SRP other than Qualified Special Redemptions.

Prior to October 1, 2012, the price for all redemptions, other than Qualified Special Redemptions, through the end of the period of one year after the completion of our offering stage was 91% of the aggregate amount paid to us for all shares owned by the redeeming stockholder divided by the number of shares owned by such stockholder. Thereafter, the redemption price will be 95% of the published estimated per-share value. Prior to October 1, 2012, the redemption price for Qualified Special Redemptions through the end of the period of one year after the completion of our offering stage was equaled to 100% of the aggregate amount paid to us for all shares owned by the redeeming stockholder divided by all shares owned by such stockholder. Thereafter, the redemption price was 100% of the published estimated per-share value.

On August 6, 2012, our board of directors suspended the Amended SRP, as defined below, effective October 1, 2012 until the first full month following the initial publication of the estimated per-share value. Also, on August 6, 2012, we amended the SRP (the “Amended SRP”), effective October 1, 2012. The Amended SRP provides that the redemption price for all redemptions, including Qualified Special Redemptions, will be calculated in the same manner. Specifically, until the initial publication in an Exchange Act report filed with the SEC of an estimated per-share value approved by the board of directors, the price per share was 91% of the aggregate amount paid to us for all shares owned by the redeeming stockholder, divided by the number of shares owned by such stockholder that were acquired from us. After the initial estimated per-share value publication, the price will be 95% of the estimated per-share value, plus or minus any valuation adjustment as provided in the Amended SRP.

During the year ended December 31, 2012, approximately 31,635 shares of common stock were redeemed under the SRP for approximately $0.7 million. In September 2012, qualified redemption requests exceeded the $150,000 limit set by our board of directors. As a result, September 2012 redemption requests were pro-rated per terms of the SRP. We redeemed $150,000 of shares at 100% the aggregate amount paid to us. Wells Capital reimbursed us for 9% of the amount of shares redeemed in September 2012, or $13,500. As of September 30, 2012, approximately $0.2 million of qualified redemption requests were unfulfilled and returned to the investors. No shares were redeemed during the fourth quarter of 2012 and no redemption requests were unfulfilled as of December 31, 2012.

We announced our estimated per-share value in a current report on Form 8-K on December 14, 2012. Effective January 1, 2013, the Amended SRP resumed and the price to be paid for shares redeemed under the Amended SRP will be 95% of the estimated per-share value of our common stock, or $15.58, plus or minus any valuation adjustment as provided in the Amended SRP.

Our board of directors may amend, suspend, or terminate the SRP upon 30 days' written notice and without stockholder approval.